Exhibit 99.1

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Cboe Global Markets Reports Results for Fourth Quarter 2023 and Full Year

Fourth Quarter and Full Year Highlights*

●	Diluted EPS for the Quarter of $1.98, Up 33 percent; Record Diluted EPS for the Full Year of $7.13, Up 226 percent
●	Adjusted Diluted EPS¹ for the Quarter of $2.06, Up 14 percent; Record Adjusted Diluted EPS¹ for the Full Year of $7.80, Up 13 percent
●	Record Net Revenue for the Quarter of $499.0 million, Up 9 percent; Record Net Revenue for the Full Year of $1.9 billion, Up 10 percent
●	Establishing 2024 organic total net revenue growth target[2] of 5 to 7 percent and Data and Access Solutions organic net revenue growth target[2] of 7 to 10 percent
●	Establishing 2024 Adjusted Operating Expense Guidance[2] of $798 to $808 million, reflecting continued investment to drive long-term revenue and earnings growth.

CHICAGO, IL – February 2, 2024 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the fourth quarter of 2023 and full year.

“I am pleased to report that Cboe generated another year of strong revenue growth and financial results in 2023,” said Fredric Tomczyk, Cboe Global Markets Chief Executive Officer. “Our Derivatives and Data and Access Solutions categories helped drive the 10% net revenue growth and 13% adjusted diluted EPS growth for the year as both strong secular and cyclical trends helped boost these business lines. In addition, we made meaningful progress on our strategic initiatives as a company and are well-positioned for 2024. This year we plan to unlock additional value from our global derivatives and securities network by leveraging our core strengths – our global footprint, superior technology and product innovation – to help drive continued strong revenue growth and financial results.”

“In the fourth quarter, Cboe generated record net revenues and strong earnings results to finish a remarkable year,” said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer and Chief Accounting Officer. “Derivative trends were strong throughout 2023 with net revenues growing 21% for the full year. Data and Access Solutions delivered solid growth with net revenue up 9% in 2023, while Cash and Spot Markets declined given a challenging volume backdrop for global cash equity markets. Following our record year of revenue generation, we anticipate organic total net revenue growth2 will average 5-7% in 2024, in line with our medium-term guidance range. We anticipate Data and Access Solutions organic net revenue growth2 will average an attractive 7-10%, in line with our medium-term expectations. We look to balance solid revenue growth expectations with disciplined expense management, targeting expense growth in the 6-8% range for the year. 2024 is off to a strong start, and we look forward to delivering on our objectives to drive durable returns for shareholders in the year ahead.”

*All comparisons are fourth quarter 2023 compared to the same period in 2022.

(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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Consolidated Fourth Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended December 31, 2023 and 2022.

Table 1
Consolidated Fourth Quarter Results					4Q23	4Q22
($ in millions except per share data)	4Q23	4Q22	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$499.0	$457.1	9%		$499.0	$457.1	9%
Total Operating Expenses	$205.0	$206.6	(1)%		$191.7	$176.6	9%
Operating Income	$294.0	$250.5	17%		$307.3	$280.5	10%
Operating Margin %	58.9%	54.8%	410	pp	61.6%	61.4%	20	pp
Net Income Allocated to Common Stockholders	$210.8	$159.0	33%		$218.8	$192.2	14%
Diluted Earnings Per Share	$1.98	$1.49	33%		$2.06	$1.80	14%
EBITDA[1]	$333.8	$295.5	13%		$320.7	$292.3	10%
EBITDA Margin %[1]	66.9%	64.6%	230	pp	64.3%	63.9%	40	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $499.0 million increased 9 percent, compared to $457.1 million in the prior-year period, reflecting increases in derivatives markets and data and access solutions net revenue, partially offset by a decrease in cash and spot markets net revenue.
●	Total operating expenses were $205.0 million versus $206.6 million in the fourth quarter of 2022, a decrease of $1.6 million. Adjusted operating expenses[1] of $191.7 million increased 9 percent compared to $176.6 million in the fourth quarter of 2022. This increase was primarily due to higher compensation and benefits and technology support services, partially offset by a decline in other expenses, depreciation and amortization, and professional fees and outside services.
●	The effective tax rate for the fourth quarter of 2023 was 26.3 percent as compared with 32.3 percent in the fourth quarter of 2022. The lower effective tax rate in 2023 is primarily due to the impact the Cboe Digital goodwill impairment had on the effective tax rate in 2022. The effective tax rate on adjusted earnings[1] was 27.3 percent, a decrease of 0.1 percent when compared with 27.4 percent in last year’s fourth quarter.
●	Diluted EPS for the fourth quarter of 2023 increased 33 percent to $1.98 compared to the fourth quarter of 2022. Adjusted diluted EPS[1] of $2.06 increased 14 percent compared to 2022’s fourth quarter results.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	4Q23	4Q22	Change
Options	$314.5	$273.2	15%
North American Equities	86.3	96.4	(10)%
Europe and Asia Pacific	48.0	44.2	9%
Futures	32.4	26.8	21%
Global FX	18.9	16.9	12%
Digital	(1.1)	(0.4)	* %
Total	$499.0	$457.1	9%

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

*Not meaningful

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Discussion of Results by Business Segment1:

Options:

●	Options net revenue of $314.5 million was up $41.3 million, or 15 percent, from the fourth quarter of 2022. Net transaction and clearing fees[2] increased primarily as a result of a 24 percent increase in index options trading volumes versus the fourth quarter of 2022. Access and capacity fees were 6 percent higher than fourth quarter 2022.
●	Net transaction and clearing fees[2] increased $51.7 million, or 23 percent, reflecting a 2 percent increase in total options average daily volume (“ADV”) and a 20 percent increase in total options RPC compared to the fourth quarter 2022. The increase in total options RPC was due to a mix shift, with index options representing a higher percentage of total options volume.
●	Cboe’s Options exchanges had total market share of 33.5 percent for the fourth quarter of 2023 compared to 34.1 percent in the fourth quarter of 2022.

North American (N.A.) Equities:

●	N.A. Equities net revenue of $86.3 million decreased $10.1 million, or 10 percent versus the fourth quarter of 2022, reflecting lower net transaction and clearing fees[2] and industry market data.
●	Net transaction and clearing fees[2] decreased by $9.9 million, or 30 percent, compared to the fourth quarter of 2022. The decrease was driven by a lower on-exchange U.S. Equities net capture rate as unfavorable client mix shift pushed more activity to higher volume tiers. The decrease was partially offset by a stronger U.S. off-exchange net capture rate and increased market share in Canadian Equities.
●	Cboe’s U.S. Equities exchanges had market share of 13.0 percent for the fourth quarter of 2023 compared to 13.1 percent in the fourth quarter of 2022. Cboe’s U.S. Equities off-exchange market share was 20.6 percent versus 21.0 percent in the fourth quarter of 2022. Canadian Equities market share rose to 15.3 percent as compared to 13.6 percent in the fourth quarter of 2022 due to greater adoption by existing clients and new client growth.

Europe and Asia Pacific (APAC):

●	Europe and APAC net revenue of $48.0 million increased by 9 percent compared to the fourth quarter of 2022, reflecting double-digit non-transaction revenue growth led by higher market data fees, access and capacity fees, and other revenue. On a constant currency basis[2], net revenues were $46.1 million, up 4 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €9.0 billion, down 10 percent compared to the fourth quarter of 2022 given a 6 percent decline in industry market volumes and lower market share.
●	For the fourth quarter of 2023, Cboe European Equities had 23.9 percent market share, down from 24.9 percent in the fourth quarter of 2022 given higher closing auction activity at listing venues. Cboe Australia had 20.3 percent market share for the fourth quarter of 2023, up from 17.2 percent in the fourth quarter of 2022. Cboe Japan grew market share to 4.0 percent in the fourth quarter of 2023 from 2.9 percent in the fourth quarter of 2022. Cboe European Equities net capture rate increased 4 percent and Cboe Australia net capture increased 11 percent when compared to the fourth quarter of 2022.

Futures:

●	Futures net revenue of $32.4 million increased $5.6 million compared to the fourth quarter of 2022 due to double-digit increases in net transaction and clearing fees[2] and market data fees.
●	Net transaction and clearing fees[2] increased $4.9 million, reflecting a 21 percent increase in ADV during the quarter.

Global FX:

●	Global FX net revenue of $18.9 million increased 12 percent, primarily due to higher net transaction and clearing fees[2]. ADNV traded on the Cboe FX platform was $47.0 billion for the quarter, up 15 percent compared to last year’s fourth quarter, and net capture rate per one million dollars traded was $2.60 for the quarter, down 3 percent compared to $2.69 in the fourth quarter of 2022.
●	Cboe FX market share was 21.3 percent for the quarter compared to 18.4 percent in last year’s fourth quarter, which set a quarterly record for Cboe FX. The record was driven by new client growth and increased adoption of our diverse set of FX order types and trading protocols.

(1)The Digital and Corporate segments are not further discussed as results were not material during the fourth quarter of 2023.

(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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2024 Fiscal Year Financial Guidance

Cboe provided guidance for the 2024 fiscal year as noted below.

●	Organic total net revenue growth[1] is expected to be in the range of 5 to 7 percentage points in 2024, in line with medium-term organic total net revenue[1] guidance expectations of 5 to 7 percentage points.
●	Organic net revenue[1] from Data and Access Solutions is expected to increase by approximately 7 to 10 percentage points in 2024, in line with medium-term guidance expectations of 7 to 10 percentage points.
●	Adjusted operating expenses[1] in 2024 are expected to be in the range of $798 to $808 million. The guidance excludes the expected amortization of acquired intangible assets of $93 million; the company reflects the exclusion of this amount in its non-GAAP reconciliation.
●	Depreciation and amortization expense for 2024 is expected to be in the range of $43 to $47 million, excluding the expected amortization of acquired intangible assets.
●	Other income (expense) from minority investments is expected to contribute a $37 to $43 million benefit in 2024.
●	The effective tax rate on adjusted earnings[1] for the full year 2024 is expected to be in the range of 28.5 to 30.5 percent. Significant changes in trading volume, expenses, tax laws or rates and other items could materially impact this expectation.
●	Capital expenditures for 2024 are expected to be in the range of $51 to $57 million.

(1)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Capital Management

At December 31, 2023, the company had adjusted cash2 of $533.5 million. Total debt as of December 31, 2023 was $1,439.2 million, a decrease of $74.4 million from September 30, 2023.

The company paid cash dividends of $58.5 million, or $0.55 per share, during the fourth quarter of 2023 and utilized $5.8 million to repurchase approximately 34 thousand shares of its common stock under its share repurchase program at an average price of $173.59 per share. As of December 31, 2023, the company had approximately $384.0 million of availability remaining under its existing share repurchase authorizations.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its fourth-quarter financial results today, February 2, 2024, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (888) 510-2176 (toll-free) or (646) 960-0279 (toll) and using the Conference ID 7074549. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay.

(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE), the world’s leading derivatives and securities exchange network, delivers cutting-edge trading, clearing and investment solutions to people around the world. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives, FX, and digital assets, across North America, Europe, and Asia Pacific. Above all, Cboe is committed to building a trusted, inclusive global marketplace that enables people to pursue a sustainable financial future. To learn more about the Exchange for the World Stage, visit www.cboe.com.

Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel, including compensation inflation; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; global expansion of operations; factors that impact the quality and integrity of our indices; our ability to manage our growth and strategic acquisitions or alliances effectively; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, counterparty investment, and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; the impacts of pandemics; the accuracy of our estimates and expectations; litigation risks and other liabilities; and operating a digital asset business and clearinghouse, including the expected benefits of our Cboe Digital acquisition, cybercrime, changes in digital asset regulation, losses due to digital asset custody, and fluctuations in digital asset prices. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BIDS Trading®, BZX®, BYX®, Chi-X®, Cboe Clear®, Cboe Digital®, EDGX®, EDGA®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	4Q 2023	3Q 2023	2Q 2023	1Q 2023	4Q 2022
Options
Total industry ADV (in thousands)	44,410	43,411	42,964	46,057	42,694
Total company Options ADV (in thousands)	14,896	14,592	14,306	14,657	14,545
Multi-listed options	10,725	10,848	10,622	11,062	11,186
Index options	4,172	3,743	3,683	3,595	3,359
Total Options market share	33.5%	33.6%	33.3%	31.8%	34.1%
Multi-listed options	26.7%	27.4%	27.1%	26.1%	28.5%
Total Options RPC:	$0.297	$0.270	$0.271	$0.267	$0.248
Multi-listed options	$0.060	$0.055	$0.061	$0.064	$0.060
Index options	$0.908	$0.894	$0.877	$0.889	$0.876

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	11.2	10.4	10.7	11.8	11.2
Market share %	13.0%	12.7%	12.7%	12.7%	13.1%
Net capture (per 100 touched shares)	$0.013	$0.022	$0.021	$0.019	$0.024
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	72.7	71.4	78.7	89.4	80.8
Off-Exchange ATS Block Market Share % (reported on a one-month lag)	20.6%	19.9%	19.9%	20.4%	21.0%
Net capture (per 100 touched shares)	$0.143	$0.129	$0.122	$0.113	$0.113
Canadian Equities:
ADV (matched shares, in millions)	141.8	127.5	124.2	150.8	139.0
Total market share %	15.3%	15.2%	14.5%	14.3%	13.6%
Net capture (per 10,000 shares, in Canadian Dollars)	$3.905	$3.976	$4.055	$4.039	$3.901

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€37.7	€34.3	€38.7	€45.8	€40.1
Market share %	23.9%	23.2%	23.8%	24.9%	24.9%
Net capture (per matched notional value (bps), in Euros)	€0.233	€0.232	€0.230	€0.215	€0.224
Cboe Clear Europe:
Trades cleared (in thousands)	281,938.1	255,152.3	275,519.8	359,418.1	342,472.9
Fee per trade cleared (in Euros)	€0.010	€0.010	€0.009	€0.008	€0.007
Net settlement volume (shares in thousands)	2,511.6	2,469.5	2,402.0	2,661.9	2,490.5
Net fee per settlement (in Euros)	€0.899	€0.927	€0.887	€0.953	€0.886
Australian Equities:
ADNV (AUD - in billions)	$0.7	$0.7	$0.7	$0.8	$0.7
Market share - Continuous	20.3%	17.9%	18.2%	18.5%	17.2%
Net capture (per matched notional value (bps), in Australian Dollars)	$0.157	$0.155	$0.160	$0.160	$0.142
Japanese Equities:
ADNV (JPY - in billions)	¥190.2	¥148.7	¥184.3	¥183.3	¥114.1
Market share - Lit Continuous	4.0%	3.3%	4.1%	4.8%	2.9%
Net capture (per matched notional value (bps), in Yen)	¥0.252	¥0.257	¥0.256	¥0.243	¥0.265

Futures
ADV (in thousands)	233.4	230.0	197.4	231.8	193.3
RPC	$1.729	$1.753	$1.826	$1.725	$1.689

Global FX
Spot market share %	21.3%	20.2%	19.5%	19.0%	18.4%
ADNV ($ - in billions)	$47.0	$44.4	$42.5	$45.0	$40.8
Net capture (per one million dollars traded)	$2.60	$2.64	$2.66	$2.64	$2.69

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ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.

Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.

U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.

Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and Cboe Canada and the number of trading days. Total market share represents MATCHNow and Cboe Canada volume divided by the total volume of the Canadian Equities market. As of January 1, 2024, the Cboe Canada and MATCHNow entities have been amalgamated into Cboe Canada Inc.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.

Asia Pacific data reflects the acquisition of Cboe Asia Pacific. Australian Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days. Japanese Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Cboe Japan and the number of Japanese Equities trading days.

Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three and Twelve Months Ended December 31, 2023 and 2022

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2023	2022	2023	2022
Revenues:
Cash and spot markets	$361.7	$423.0	$1,445.1	$1,777.6
Data and access solutions	137.5	128.1	539.2	497.0
Derivatives markets	469.5	453.6	1,789.2	1,683.9
Total Revenues	968.7	1,004.7	3,773.5	3,958.5
Cost of Revenues:
Liquidity payments	352.9	381.4	1,385.8	1,670.2
Routing and clearing	16.5	19.8	79.1	83.2
Section 31 fees	40.2	109.1	185.7	329.8
Royalty fees and other cost of revenues	60.1	37.3	204.9	133.6
Total Cost of Revenues	469.7	547.6	1,855.5	2,216.8
Revenues Less Cost of Revenues	499.0	457.1	1,918.0	1,741.7
Operating Expenses:
Compensation and benefits	112.8	93.6	425.8	363.0
Depreciation and amortization	38.0	44.7	158.0	166.8
Technology support services	24.2	21.3	99.7	77.7
Professional fees and outside services	23.3	24.8	92.0	89.0
Travel and promotional expenses	9.0	9.2	37.6	23.7
Facilities costs	5.7	5.8	25.7	25.1
Acquisition-related costs	(0.5)	2.0	7.4	19.9
Goodwill impairment	—	—	—	460.9
Other expenses	(7.5)	5.2	13.9	26.0
Total Operating Expenses	205.0	206.6	860.1	1,252.1
Operating Income	294.0	250.5	1,057.9	489.6
Non-operating (Expense) Income:
Interest expense	(13.2)	(17.2)	(62.4)	(60.0)
Interest income	3.7	1.5	12.0	3.6
Other income (expense), net	3.0	1.0	40.1	(0.3)
Total Non-operating Expenses	(6.5)	(14.7)	(10.3)	(56.7)
Income Before Income Tax Provision	287.5	235.8	1,047.6	432.9
Income tax provision	75.5	76.1	286.2	197.9
Net Income	212.0	159.7	761.4	235.0
Net income allocated to participating securities	(1.2)	(0.7)	(3.9)	(0.9)
Net Income Allocated to Common Stockholders	$210.8	$159.0	$757.5	$234.1
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$1.99	$1.50	$7.16	$2.20
Diluted earnings per share	1.98	1.49	7.13	2.19
Weighted average shares used in computing earnings per share:
Basic	105.7	106.2	105.8	106.3
Diluted	106.2	106.5	106.2	106.7

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

December 31, 2023 and December 31, 2022

	December 31,	December 31,
(in millions)	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$543.2	$432.7
Financial investments	57.5	91.7
Accounts receivable, net	337.3	369.8
Margin deposits, clearing funds, and interoperability funds	848.8	543.0
Digital assets - safeguarded assets	51.3	22.9
Income taxes receivable	74.5	48.3
Other current assets	66.7	47.6
Total Current Assets	1,979.3	1,556.0

Investments	345.3	253.2
Land	—	2.3
Property and equipment, net	109.2	108.2
Property held for sale	8.7	—
Operating lease right of use assets	136.6	111.7
Goodwill	3,140.6	3,122.8
Intangible assets, net	1,561.5	1,662.8
Other assets, net	206.3	181.9
Total Assets	$7,487.5	$6,998.9

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$412.7	$420.2
Section 31 fees payable	51.9	147.1
Deferred revenue	5.9	11.7
Margin deposits, clearing funds, and interoperability funds	848.8	543.0
Income taxes payable	1.0	3.5
Digital assets - safeguarded liabilities	51.3	22.9
Current portion of long-term debt	—	304.7
Current portion of contingent consideration liabilities	11.8	24.1
Total Current Liabilities	1,383.4	1,477.2

Long-term debt	1,439.2	1,437.3
Non-current unrecognized tax benefits	243.8	196.1
Deferred income taxes	217.8	222.9
Non-current operating lease liabilities	150.8	129.3
Non-current portion of contingent consideration liabilities	—	15.0
Other non-current liabilities	67.5	55.8
Total Liabilities	3,502.5	3,533.6

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.1	1.1
Treasury stock at cost	(10.5)	(131.0)
Additional paid-in-capital	1,478.6	1,455.1
Retained earnings	2,525.2	2,171.1
Accumulated other comprehensive loss, net	(9.4)	(31.0)
Total Stockholders' Equity	3,985.0	3,465.3

Total Liabilities and Stockholders’ Equity	$7,487.5	$6,998.9

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, inorganic net revenue, and adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, net revenues in constant currency, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue, inorganic net revenue, organic non-transaction revenue and organic net revenue guidance: These are non-GAAP financial measures that exclude or have otherwise been adjusted for the impact of our acquisitions for the period or guidance, as applicable. Management believes the organic net revenue growth and guidance measures provide users with supplemental information regarding the company’s ongoing and future potential revenue performances and trends by presenting revenue growth and guidance excluding the impact of the acquisitions. Revenues from acquisitions that have been owned for at least one year are considered organic and are no longer excluded from organic net revenue from either period for comparative purposes.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence, impairment charges, and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
Reconciliation of Revenues Less Cost of Revenues to Organic Net Revenue	2023	2022	2023	2022
Revenues less cost of revenues (net revenue)	$499.0	$457.1	$1,918.0	$1,741.7
Less acquisitions:
Acquisition revenues less cost of revenues (inorganic net revenue)	$—	$—	$(7.6)	$—
Organic net revenue	$499.0	$457.1	$1,910.4	$1,741.7

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Reconciliation of GAAP and Non-GAAP Information

	Three Months Ended		Twelve Months Ended
Table 4	December 31,		December 31,
(in millions, except per share amounts)	2023	2022	2023	2022
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP
(As shown on Table 1)
Net income allocated to common stockholders	$210.8	$159.0	$757.5	$234.1
Non-GAAP adjustments
Acquisition-related expenses (1)	(0.5)	2.0	7.4	19.9
Investment establishment costs (2)	—	—	—	3.0
Gain on investment (3)	—	—	—	(7.5)
Loan forgiveness (4)	—	—	—	(1.3)
Amortization of acquired intangible assets (5)	28.2	33.2	116.6	124.3
Goodwill impairment (6)	—	—	—	460.9
Impairment of investment (7)	1.8	—	1.8	10.6
Income from investment (8)	—	—	(2.1)	—
Change in contingent consideration (9)	(14.4)	(5.2)	(14.4)	(5.2)
Total Non-GAAP adjustments	15.1	30.0	109.3	604.7
Income tax expense related to the items above	(7.4)	5.3	(30.7)	(143.7)
Tax reserves (10)	1.9	—	(6.0)	48.5
Deferred tax re-measurements (11)	1.1	(2.0)	1.1	(2.0)
Valuation allowances (12)	(2.7)	—	(2.7)	—
Net income allocated to participating securities - effect of reconciling items	—	(0.1)	(0.4)	(1.8)
Adjusted earnings	$218.8	$192.2	$828.1	$739.8

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$1.98	$1.49	$7.13	$2.19
Per share impact of non-GAAP adjustments noted above	0.08	0.31	0.67	4.74
Adjusted diluted earnings per common share	$2.06	$1.80	$7.80	$6.93

Reconciliation of Operating Margin to Non-GAAP
Revenues less cost of revenues	$499.0	$457.1	$1,918.0	$1,741.7
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenues less cost of revenues	$499.0	$457.1	$1,918.0	$1,741.7
Operating expenses (13)	$205.0	$206.6	$860.1	$1,252.1
Non-GAAP adjustments noted above	13.3	30.0	109.6	599.9
Adjusted operating expenses	$191.7	$176.6	$750.5	$652.2
Operating income	$294.0	$250.5	$1,057.9	$489.6
Non-GAAP adjustments noted above	13.3	30.0	109.6	599.9
Adjusted operating income	$307.3	$280.5	$1,167.5	$1,089.5
Adjusted operating margin (14)	61.6%	61.4%	60.9%	62.6%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	$287.5	$235.8	$1,047.6	$432.9
Non-GAAP adjustments noted above	15.1	30.0	109.3	604.7
Adjusted income before income taxes	$302.6	$265.8	$1,156.9	$1,037.6

Income tax expense	$75.5	$76.1	$286.2	$197.9
Non-GAAP adjustments noted above	7.1	(3.3)	38.3	97.2
Adjusted income tax expense	$82.6	$72.8	$324.5	$295.1
Adjusted income tax rate	27.3%	27.4%	28.0%	28.4%

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(1) This amount includes ongoing acquisition related costs primarily from the Company’s Cboe Digital and Cboe Canada acquisitions.

(2) This amount represents the investment establishment costs related to the company’s investment in 7RIDGE Investments 3 LP, which acquired Trading Technologies, Inc.

(3) This amount represents the gain on the Company’s investment in Eris Digital Holdings LLC (“ErisX”) in connection with the full acquisition of Cboe Digital.

(4) This amount represents the forgiveness of a PPP (“Paycheck Protection Program”) loan previously held by Cboe Digital.

(5) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(6) This amount represents the impairment of goodwill recognized in the Digital reporting unit.

(7) This amount represents the impairment of investment related to the Company’s minority investments in American Financial Exchange, LLC and Effective Investing Limited.

(8) This amount represents the dividend from the Company's minority ownership of Vest Group Inc.

(9) This amount represents the reduction in contingent consideration related to the acquisitions of Cboe Japan and Cboe Canada.

(10) This amount represents the tax reserves related to Section 199 matters.

(11) This amount represents remeasurements of deferred tax assets and liabilities at prevailing effective tax rates

(12) This amount represents valuation allowance releases recorded against gross deferred tax assets for net operating losses.

(13) The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($3.2 million and $2.0 million in expense for the three months ended December 31, 2023 and 2022, respectively, and $9.2 million and $0.5 million in expense for the twelve months ended December 31, 2023 and 2022, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income (expense), net” ($3.2 million and $2.0 million in income, expense and dividends in the three months ended December 31, 2023 and 2022, respectively, and $9.2 million and $0.5 million in income, expense and dividends in the twelve months ended December 31, 2023 and 2022, respectively), on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(14) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses, gain on investment, loan forgiveness, investment establishment costs, impairment of goodwill, impairment of investment, and income from investment. EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2023	2022	2023	2022
Net income allocated to common stockholders	$210.8	$159.0	$757.5	$234.1
Interest expense, net	9.5	15.7	50.4	56.4
Income tax provision	75.5	76.1	286.2	197.9
Depreciation and amortization	38.0	44.7	158.0	166.8
EBITDA	$333.8	$295.5	$1,252.1	$655.2
EBITDA Margin	66.9%	64.6%	65.3%	37.6%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	$(0.5)	$2.0	$7.4	$19.9
Investment establishment costs	—	—	—	3.0
Gain on investment	—	—	—	(7.5)
Loan forgiveness	—	—	—	(1.3)
Change in contingent consideration	(14.4)	(5.2)	(14.4)	(5.2)
Goodwill impairment	—	—	—	460.9
Income from investment	—	—	(2.1)	—
Impairment of investment	1.8	—	1.8	10.6
Adjusted EBITDA	$320.7	$292.3	$1,244.8	$1,135.6
Adjusted EBITDA Margin	64.3%	63.9%	64.9%	65.2%

Table 6
(in millions)	December 31,	December 31,
Reconciliation of Cash and cash equivalents to Adjusted Cash	2023	2022
Cash and cash equivalents	$543.2	$432.7
Financial investments	57.5	91.7
Less deferred compensation plan assets	(36.7)	(27.5)
Less cash collected for Section 31 Fees	(30.5)	(93.7)
Adjusted Cash	$533.5	$403.2

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees - Three Months Ended December 31, 2023 and 2022
	Consolidated		Options		N.A. Equities		Europe and APAC		Futures		Global FX		Digital
	December 31,		December 31,		December 31,		December 31,		December 31,		December 31,		December 31,
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Transaction and clearing fees	$734.5	$718.4	$419.0	$392.7	$240.0	$255.4	$35.3	$35.3	$25.4	$20.5	$15.8	$14.4	$(1.0)	$0.1
Liquidity payments	(352.9)	(381.4)	(135.3)	(157.7)	(209.5)	(214.4)	(8.0)	(8.8)	—	—	—	—	(0.1)	(0.5)
Routing and clearing	(16.5)	(19.8)	(4.3)	(7.3)	(7.6)	(8.2)	(4.3)	(4.2)	—	—	(0.3)	(0.1)	—	—
Net transaction and clearing fees	$365.1	$317.2	$279.4	$227.7	$22.9	$32.8	$23.0	$22.3	$25.4	$20.5	$15.5	$14.3	$(1.1)	$(0.4)

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Table 8
(in millions)
Reconciliation of Net Revenue by Revenue Caption –Three Months Ended December 31, 2023 and 2022
	Cash and Spot Markets		Data and Access Solutions		Derivatives Markets		Total
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,		December 31,
	2023	2022	2023	2022	2023	2022	2023	2022
Transaction and clearing fees	$290.2	$305.3	$—	$—	$444.3	$413.1	$734.5	$718.4
Access and capacity fees	—	—	88.7	82.7	—	—	88.7	82.7
Market data fees	17.0	18.2	47.9	45.0	7.8	8.5	72.7	71.7
Regulatory fees	32.2	89.2	—	—	15.6	31.2	47.8	120.4
Other revenue	22.3	10.3	0.9	0.4	1.8	0.8	25.0	11.5
Total revenues	$361.7	$423.0	$137.5	$128.1	$469.5	$453.6	$968.7	$1,004.7

Liquidity payments	$217.0	$223.1	$—	$—	$135.9	$158.3	$352.9	$381.4
Routing and clearing fees	12.2	12.5	—	—	4.3	7.3	16.5	19.8
Section 31 fees	32.0	86.9	—	—	8.2	22.2	40.2	109.1
Royalty fees and other cost of revenues	13.6	3.4	2.3	2.3	44.2	31.6	60.1	37.3
Total cost of revenues	$274.8	$325.9	$2.3	$2.3	$192.6	$219.4	$469.7	$547.6

Revenues less cost of revenues (net revenue)	$86.9	$97.1	$135.2	$125.8	$276.9	$234.2	$499.0	$457.1

Acquisition revenue less cost of revenues (inorganic net revenue)	—	—	—	—	—	—	—	—

Organic net revenue	$86.9	$97.1	$135.2	$125.8	$276.9	$234.2	$499.0	$457.1

Table 9
Reconciliation of GAAP Effective Tax Rate to Effective Tax Rate Excluding Goodwill Impairment and Section 199 Matters - Three Months and Twelve Months Ended December 31, 2023 and 2022

	Three Months Ended,		Twelve Months Ended,
	December 31,		December 31,
	2023	2022	2023	2022
GAAP effective tax rate	26.3%	32.3%	27.3%	45.7%
Tax effect of goodwill impairment	—%	—%	—%	(8.5)%
Tax effect of Section 199 related matters	—%	—%	1.2%	(5.5)%
Effective tax rate excluding goodwill impairment and excluding Section 199 matters	26.3%	32.3%	28.5%	31.7%

Table 10
(in millions)
Reconciliation of GAAP Net Revenues to Net Revenues in Constant Currency - Three and Twelve Months Ended December 31, 2023

	Three Months Ended,	Twelve Months Ended,
	December 31,	December 31,
	2023	2023
Europe and Asia Pacific net revenues	$48.0	$190.2
Constant currency adjustment	(1.9)	(0.4)
Europe and Asia Pacific net revenue in constant currency[1]	$46.1	$189.8

(1) Net revenues in constant currency is calculated by converting the current period GAAP net revenues in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.

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